Exhibit 10.3
EXECUTION VERSION
TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of May 12, 2014 by and among NPC Group, Inc., a Delaware corporation (together with its Subsidiaries that are consolidated with it for U.S. federal income tax purposes and any of its other wholly-owned direct or indirect Subsidiaries, “NPC”), on the one hand, and Silver Lake Partners III DE, LP, a Delaware limited partnership (“SLP III”), SLP III Quicksilver Feeder I, LP, a Delaware limited partnership (“Seller”), Silver Lake Technology Investors III, L.P., a Delaware limited partnership (“SLTI III”, and collectively with SLP III and Seller (the “SLP Parties”), MPS 1, Inc., a Delaware corporation and Mercury Payment Systems II, LLC, a Delaware limited liability company (collectively, the “S Corp Parties”) and the persons and entities listed on Schedule B hereto deemed to be parties hereto (collectively with the SLP Parties and the S Corp Parties, the “TRA Parties”), on the other hand, and Vantiv, LLC, a Delaware limited liability company and a majority-owned subsidiary of Buyer Corp (“Buyer Opco”), as guarantor of the obligations of NPC hereunder.
WHEREAS, certain of the TRA Parties directly or indirectly hold Units or Vested Company Options of Mercury Payment Systems, LLC, a Delaware limited liability company (the “Company”), and Seller will, at the time of the Purchase, hold the equity interests of SLP III Quicksilver Feeder Corp., a Delaware corporation (“Corporation”);
WHEREAS, simultaneously herewith, Vantiv, Inc., a Delaware corporation (“Vantiv”), NPC, National Processing Company, a Nebraska corporation and indirect subsidiary of NPC (“Buyer Corp Sub”), Mars Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer Corp Sub (“Buyer LLC Sub”), Buyer Opco, Seller, the Company and the Equityholders’ Representative named therein are entering into that certain Transaction Agreement (the “Transaction Agreement”; capitalized terms used herein and not otherwise defined are used herein as defined therein);
WHEREAS, on the Closing Date (as defined in the Transaction Agreement) as contemplated by the Transaction Agreement, (i) Buyer Corp Sub shall purchase from Seller all of the issued and outstanding stock of the Corporation (the “Purchase”) and (ii) Buyer LLC Sub shall merge with and into the Company (the “Merger”), with the Company surviving, and NPC shall thereby directly or indirectly acquire all of the issued and outstanding Units and all of the outstanding equity interests of Corporation;
WHEREAS, the Company currently has in effect, and intends to continue to have in effect, an election (the “754 Election”) under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year (as defined herein) ending on the Closing Date, which election is intended to result in an adjustment to NPC’s share of the tax basis of the assets owned by the Company immediately prior to the Closing Date (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of the Merger and the payments under this Agreement;
WHEREAS, as a result of the Purchase, NPC will be entitled to utilize certain net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of the Corporation relating to taxable periods ending on or prior to the Closing Date and existing as of the Closing Date (for the avoidance of doubt taking into account any taxable period of the Corporation ending on the Closing Date) (the “Corporation NOLs”);
WHEREAS, at the time of the Purchase, the Corporation will have an Existing Basis Adjustment (as defined herein) with respect to its share of the tax basis of the Original Assets;
WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of NPC may be affected by: (i) the Basis Adjustment (as defined herein), (ii) the Existing Basis Adjustment, (iii) the Corporation NOLs and (iv) the Imputed Interest (as defined herein); and
WHEREAS, effective as of the Closing Date, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment, Existing Basis Adjustment, the Corporation NOLs and Imputed Interest.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“754 Election” is defined in the recitals.
“Accounting Firm” means, as of any time, the accounting firm that prepares the Federal income Tax Returns of NPC, so long as such firm is nationally recognized as being expert in Tax matters.
“Additional TRA” is defined in Section 3.01(b).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means for any day, a rate per annum equal to the Prime Rate in effect on such day plus 2% per annum.
“Agreement” is defined in the preamble.
“Applicable Treasury Rate” means a rate equal to the yield to maturity as of the date an Early Termination Notice is delivered of United States Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if such Early Termination Notice is delivered prior to the fifth anniversary of the Closing Date, 10 years, (b) if such Early Termination Notice is delivered on or after the fifth anniversary of the Closing Date but prior to the fifteenth anniversary of the Closing Date, the number of years from the date such Early Termination Notice is delivered through the fifteenth anniversary of the Closing Date, or (c) if such Early Termination Notice is delivered on or after the fifteenth anniversary of the Closing Date, two years. If there are no United States Treasury securities with a constant maturity equal to the

Applicable Maturity, the yield to maturity shall be interpolated from the United States Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.
“Audit Committee” means the audit committee of Vantiv.
“Bankruptcy Code” means Title 11 of the United States Code.
“Basis Adjustment” means (i) the adjustment to NPC’s share of the tax basis of the Original Assets (A) under Sections 743(b) and 754 of the Code and the comparable sections of U.S. state, local and foreign income and franchise Tax laws as a result of the Merger and (B), to the extent permitted by law, as a result of payments made under this Agreement and (ii) any subsequent correlative adjustment to the tax basis of an Original Asset under Sections 732, 755 or 734(b) of the Code and the comparable sections of U.S. state, local and foreign income and franchise Tax laws determined, in whole or in part, by reference to any prior Basis Adjustment described in clause (i). For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.
“Basis Schedule” is defined in Section 2.01(b) of this Agreement.
“Board” means the board of directors of Vantiv.
“Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized by law to close.
“Change Notice” is defined in Section 4.01 of this Agreement.
“Change of Control” means the first to occur of any of the following events: (i) consummation of any sale, exchange, or other disposition of all or substantially all of the consolidated assets of Vantiv, Buyer Opco or NPC to any person or group of related persons; (ii) a person or group becomes the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of Vantiv, Buyer Opco or NPC; or (iii) a merger, consolidation or other business combination of Vantiv, Buyer Opco or NPC that results in the shareholders of Vantiv, Buyer Opco or NPC, as applicable, immediately before such transaction owning less than 50% of the voting power of the successor entity following such merger, consolidation or business combination.
“Code” is defined in the recitals.
“Consolidated Parent” means the parent corporation (other than NPC) of any affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law in which NPC is a member.
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporation Units” means any Units held by the Corporation at the time of the Purchase.

“Covered Taxable Year” means any Taxable Year of NPC ending on or after the Closing Date and on or before the end of the first Taxable Year in which all Tax benefits have either been utilized or have expired.
“Covered Tax Benefits” for any Covered Taxable Year means 85% of the Realized Tax Benefits (defined below).
“Covered Tax Detriments” for any Covered Taxable Year means 85% of the Realized Tax Detriment (defined below).
“Covered Taxes” means Federal Income Taxes and state, local and foreign income and franchise Taxes.
“Default Rate” means LIBOR plus 500 basis points.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local or foreign income or franchise Tax law, as applicable; provided, however, that such term shall be deemed to include any settlement as to which NPC has consented pursuant to Section 7.01.
“Divestiture” means the sale or other disposition of equity interests in the Corporation or the Company (or any successors thereto) such that some or all of the Basis Adjustment, Existing Basis and/or Corporation NOLs is no longer available to benefit NPC or, as applicable, a Consolidated Parent.
“Early Termination Notice” is defined in Section 5.02 of this Agreement.
“Early Termination Payment” is defined in Section 5.01(a) of this Agreement.
“Early Termination Rate” means the Applicable Treasury Rate.
“Excess Payment” is defined in Section 3.03(a) of this Agreement.
“Excluded Items” means, without duplication, the following tax attributes, losses and items of loss or deduction of NPC (and any net operating losses or other tax attributes resulting from such items of loss or deduction):
(i) items of loss or deduction resulting from intercompany transactions between NPC and any Affiliate of NPC (including, for the avoidance of doubt, Vantiv, Buyer Opco or any Subsidiary of Vantiv or Buyer Opco) other than, without duplication:
(A) expenses resulting from intercompany arrangements pursuant to which services are provided in the ordinary course of business on an arm’s length basis (1) with respect to services provided to the Company, to the extent such services are of a type that were provided to the Company prior to the date hereof and are provided on substantially similar economic terms as the economic terms on which such services were provided prior to the date hereof, and (2) with respect to services provided by Vantiv, Buyer Opco or any Subsidiary of Vantiv or Buyer Opco to NPC, to the extent such services are of a type that were provided by Vantiv, Buyer Opco or any Subsidiary of Vantiv or Buyer Opco to NPC prior to the date hereof and are provided on substantially similar economic terms as the economic terms on which such services were provided prior to the date hereof, but in the case of clauses (1) and (2), only to the extent such services are provided without duplication of services provided by a third party;
(B) expenses resulting from any intercompany arrangements that existed on or prior to the date hereof (or similar intercompany arrangements providing for payments on substantially similar economic terms with intercompany arrangements that existed on or prior to the date hereof) to the extent the amount of U.S. federal income tax deductions from such arrangements for any taxable year do not exceed $10,000,000 (or prorated portion thereof); and
(C) expenses resulting from intercompany arrangements pursuant to which services that otherwise would be provided directly to NPC or the Company by a third party are instead provided by Vantiv, Buyer Opco or any Subsidiary of Vantiv or Buyer Opco, but only to the extent that the economic terms on which such services are provided are no worse than those available from such third party;
(ii) any item of deduction related to payments (including interest payments) under third party or intercompany debt arrangements, other than such debt not in excess of the sum of $600,000,000 (the “Aggregate Debt Limit”); provided that NPC represents that the aggregate principal amount of NPC’s borrowings as of the date hereof is not greater than $350,000,000;
(iii) interest expense on debt under the Aggregate Debt Limit to the extent the blended rate on the total amount of such debt exceeds the sum (A) of the blended rate on the aggregate third party debt of Vantiv and its Subsidiaries (other than NPC) and NPC at such time and (B) 25 basis points;
(iv) pre-existing net operating losses and other tax attributes of entities acquired after the Closing Date to which NPC becomes entitled as a result of an acquisition after the Closing Date;
(v) net losses generated after the Effective Date by entities or businesses acquired by NPC after the Closing Date (calculated on a standalone basis for each such acquisition); and
(vi) any net operating loss deductions with respect to net operating losses of NPC existing as of the date hereof to the extent such net operating loss deductions for any taxable year exceed the sum of (x) the annual amount currently available (or projected to be available) to be deducted in any taxable year (or prorated portion thereof), which NPC represents does not exceed $14,800,000 for NPC’s taxable year ending December 31, 2014 and $6,800,000 for each of NPC’s subsequent taxable years and (y) to the extent not previously taken into account under this clause (vi), the excess, if any, of the amount available to be deducted in any prior taxable year that ends on or after December 31, 2014 over the amount actually deducted in such taxable year.
“Existing Basis Adjustment” means (i) the Corporation’s adjustment to its share of the tax basis of the Original Assets under Section 743(b) of the Code in respect of the Corporation Units immediately after the Purchase and (ii) any subsequent correlative adjustment in the tax basis of an Original Asset under Sections 732, 755 or 734(b) of the Code and the comparable sections of U.S. state, local and foreign income and franchise Tax laws determined, in whole or in part, by reference to any prior Existing Basis Adjustment described in clause (i).
“Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income tax law (including, without limitation, the taxes imposed by Sections 1, 11, 55,

59A, and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.
“Fixed and Determinable Amount” is defined in Section 2.01(d) of this Agreement.
“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.
“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if neither any Basis Adjustment nor any Existing Basis Adjustment had been made.
“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of NPC (or the Company, but only with respect to Taxes imposed on the Company and allocable to NPC) using the same methods, elections, conventions and similar practices used on NPC’s and the Company’s actual Tax Returns but (x) using the Hypothetical Tax Basis instead of the tax basis of the Original Assets, (y) without taking into account the use of any Corporation NOLs and (z) excluding any deduction attributable to the Imputed Interest. Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item or attribute (or portions thereof) that is available for use because of any Basis Adjustment, Existing Basis Adjustment, Corporation NOLs or Imputed Interest.
“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code (or any successor Federal Income Tax statute) and the similar section of the applicable state, local or foreign income or franchise Tax law with respect to NPC’s payment obligations under this Agreement.
“IRS” means the U.S. Internal Revenue Service.
“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two calendar days prior to the first day of such month, on Reuters Screen LIBOR01 Page (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).
“Majority TRA Parties” shall mean one or more TRA Parties that, together with their respective Affiliates, holds an aggregate Percentage Interest in excess of 50%.
“National Expert” is defined in Section 8.09 of this Agreement.
“NPC” is defined in the recitals.
“NPC Payment” is defined in Section 6.01 of this Agreement.
“Original Assets” is defined in the recitals.
“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Percentage Interest” means, with respect to any TRA Party, the percentage interest set forth opposite such TRA Party’s name on Schedule B hereto, representing the number of Units (or Units underlying Vested Company Options entitled to Vested Company Option Consideration) to be owned by such TRA Party immediately prior to the Effective Time divided by the Fully Diluted Units, which Schedule B shall be completed by the Company on the Closing Date.
“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.
“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
“Proceeding” is defined in Section 8.08 of this Agreement.
“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.
“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of NPC (or the Company, but only with respect to Taxes imposed on the Company and allocable to NPC) for such Covered Taxable Year using a “with and without” methodology (for the avoidance of doubt, taking into account Section 8.10(c)). To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Benefit. If all or a portion of the actual tax liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination. For purposes of calculating the Realized Tax Benefit, the Hypothetical Tax Liability and the actual liability for Taxes shall be calculated on a pro forma basis (i) excluding any effects of the Excluded Items to the extent that giving effect to such Excluded Items would result in a reduction in or delay in payments to any TRA Party otherwise required to be made under this Agreement and (ii) in the event NPC (A) liquidates or is deemed to liquidate for U.S. federal income tax purposes or (B) ceases to be treated as a U.S. person for U.S. federal income tax purposes, as if such events had not occurred; provided that clauses (i) and (ii) shall not apply to any taxable period in which NPC and Vantiv file a single consolidated tax return for U.S. federal income tax purposes.
“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of NPC (or the Company, but only with respect to Taxes imposed on the Company and allocable to NPC) for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year using a “with and without” methodology (for the avoidance of doubt, taking into account Section 8.10(c)). To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Detriment. If all or a portion of the actual tax liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination. For purposes of calculating the Realized Tax Detriment, the Hypothetical Tax Liability and the actual liability for Taxes shall be calculated on a pro forma basis (i) excluding any effects of the Excluded Items to the extent that giving effect to such Excluded Items would result in a reduction in or delay in payments to any TRA Party otherwise required the be made under this Agreement and (ii) in the event NPC (A) liquidates or is deemed to liquidate for U.S. federal income tax purposes or (B) ceases to be treated as a U.S. person for U.S. federal income tax purposes, as if such events had not occurred; provided that clauses (i) and (ii) shall not apply to any taxable period in which NPC and Vantiv file a single consolidated tax return for U.S. federal income tax purposes.
“Reconciliation Procedures” shall mean those procedures set forth in Section 8.09 of this Agreement.
“Requisite TRA Party” shall mean (i) SLP III or an entity designated in writing by the SLP Parties and their assignees, which entity may act on behalf of any or all of them and (ii) MPS 1, Inc. or an entity designated in writing by the S Corp Parties and their assignees, which entity may act on behalf of any or all of them.
“Revised Schedule” is defined in Section 2.01(e).
“Revised Tax Schedule” is defined in Section 3.03(a).
“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice (or such other date mutually agreed to by the parties).
“Schedule” means any Basis Schedule or Tax Schedule.
“Senior Obligations” is defined in Section 6.01 of this Agreement.
“Short-fall” is defined in Section 3.03(a) of this Agreement.
“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.
“Tax” or “Taxes” means (i) all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts, (ii) liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (i) or (ii) (other than an obligation to indemnify under this Agreement).
“Tax Schedule” is defined in Section 2.01(c).
“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).
“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.
“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.
“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, NPC (or as applicable a Consolidated Parent) will have taxable income sufficient to fully use the deductions arising from any Basis Adjustment, Existing Basis Adjustment, or Imputed Interest during such Taxable Year, (2) the Federal Income Tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment, the Existing Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Date that have not previously given rise to a Tax Benefit Payment as of the date of such Early Termination Date will be utilized by NPC on a pro-rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers, (4) in each Taxable Year ending on or after such Early Termination Date, NPC (or as applicable a Consolidated Parent) will have taxable income sufficient to fully use the Corporation NOLs, provided that such utilization of the Corporation NOLs for each such Taxable Year will be determined based on the Tax laws in effect on the Early Termination Date and subject to any limitations imposed by such Tax laws on such utilization, and (5) any non-amortizable assets will be disposed of on the fifteenth anniversary of the Basis Adjustment or the Existing Basis Adjustment, as applicable, provided, that in the event of a Change of Control, but only pursuant to the terms of Section 3.02 hereof, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (5) .
“Vantiv” means Vantiv, Inc., a Delaware corporation.
ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT
SECTION 2.01.
(a)    Basis Adjustment. NPC and the TRA Parties acknowledge that, as a result of (and subject to) the Merger, the 754 Election and the payments made pursuant to this Agreement, NPC is expected to receive an adjustment to its share of the tax basis of the Original Assets under Section 743(b) of the Code. For the avoidance of doubt, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.
(b)    Basis Schedule. Following the Effective Time, at least 60 calendar days prior to the filing of the U.S. Federal income Tax Return of NPC for the Taxable Year that includes the Closing Date, (A) NPC shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail, the information necessary to perform the calculations required by this Agreement, including estimates of (i) the actual unadjusted tax basis of the Original Assets as of immediately prior to the Closing Date, (ii) the Basis Adjustment with respect to the Original Assets as a result of the Merger, calculated in the aggregate, (iii) the Existing Basis Adjustment, (iv) the period or periods, if any, over which the Original Assets are amortizable and/or depreciable, (iv) the period or periods, if any, over which the Basis Adjustment or Existing Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions), (v) any applicable limitations on the use of the Corporation NOLs for Tax purposes (including under Section 382 of the Code) and (B) the SLP Parties shall deliver to NPC a schedule that shows the amount of the Corporation NOLs as of the Closing Date.
(c)    Tax Schedule. Following the Effective Time, within 45 calendar days after the filing of the U.S. Federal income Tax Return of NPC (or, as applicable, a Consolidated Parent) for a Covered Taxable Year, but not later than November 1st of the year immediately following such Covered Taxable Year, NPC shall provide to each TRA Party a schedule (the “Tax Schedule”) showing, in reasonable detail, the computation of the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b)) (if any) for such Covered Taxable Year and a summary of the Excluded Items applicable to such Covered Taxable Year, if any.
(d)    Procedure. Each time NPC delivers to a TRA Party an applicable Schedule under this Agreement, including any Revised Schedule delivered pursuant to Section 2.01(e), NPC shall also (i) deliver work papers providing reasonable detail regarding the computation of such items if requested by such TRA Party and (ii) allow any Requisite TRA Party reasonable access during normal business hours at no cost to the appropriate representatives at NPC and its Subsidiaries in connection with its review of the applicable Schedule and workpapers. Subject to the other provisions of this Agreement, the items reflected on a Schedule shall become final with respect to any TRA Party 30 calendar days after delivery of such Schedule to such TRA Party unless a Requisite TRA Party (on behalf of itself or another TRA Party), during such 30 calendar days period, provides NPC with written notice of a material objection thereto made in good faith. If such parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, NPC and such Requisite TRA Party shall employ the Reconciliation Procedures; provided that, in the case of a Tax Schedule, if the issues raised in such notice are not resolved by December 15th of the year immediately following the relevant Covered Taxable Year, then the amount proposed by NPC shall be considered fixed and determinable (the “Fixed and Determinable Amount”).
(e)    Revised Schedule. Notwithstanding that the Covered Tax Benefit (if any), the Covered Tax Detriment (if any), the Tax Benefit Payment (if any) for a Covered Taxable Year and items with respect to the Basis Schedule may have become final under Section 2.01(d), such items shall be revised to the extent necessary (i) to reflect a Determination, (ii) to reflect material inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) to reflect a material change attributable to a carryback or carryforward of a loss or other tax item, (iv) to reflect a material change attributable to an amended Tax Return filed for such Covered Taxable Year or (v) to comply with the expert’s determination under the Reconciliation Procedures (such Schedules, a “Revised Schedule”).
(f)    Applicable Principles. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor Federal Income Tax statute) and the Treasury Regulations or the appropriate provisions of state, local and foreign income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.
ARTICLE III

TAX BENEFIT PAYMENTS
SECTION 3.01.    Payments.
(a)    Following the Effective Time, within 3 Business Days of the Tax Schedule for any Covered Taxable Year becoming final under Section 2.01(d), or, at NPC’s option, on January 5th of the second year immediately following such Covered Taxable Year (or, if January 5th falls on a weekend, the Monday following January 5th), NPC shall pay to each TRA Party its Percentage Interest of an aggregate amount equal to the Tax Benefit Payment (determined in accordance with Section 3.01(b)), allocated among the TRA Parties in accordance with their respective Percentage Interests; provided, however, that if the Tax Schedule for any Covered Taxable Year has not become final by December 15th of the year immediately following the relevant Covered Taxable Year, NPC shall pay to the TRA Parties the Fixed and Determinable Amount by January 5th of the second year immediately following such Covered Taxable Year (or, if January 5th falls on a weekend, the Monday following January 5th). If a payment is made prior to the Tax Schedule for any Covered Taxable Year becoming finalized pursuant to the immediately preceding sentence, within 3 Business Days of finalization of such Tax Schedule NPC shall pay to the TRA Parties the excess, if any, of the Tax Benefit Payment indicated on such final Tax Schedule over the Fixed and Determinable Amount. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of TRA Parties previously designated by such parties to NPC.
(b)    A “Tax Benefit Payment” shall equal, with respect to any Covered Taxable Year, the amount of Covered Tax Benefits, if any, for a Covered Taxable Year;
increased by:
(1)    the interest calculated at the Agreed Rate from the due date (without extensions) for filing the Federal income Tax Return with respect to Covered Taxes for such Covered Taxable Year) until the Payment Date (for the avoidance of doubt, such interest shall be treated as additional consideration in the Purchase and Merger); and
(2)    any increase in the Covered Tax Benefit or reduction in the Covered Tax Detriment that has become final under Section 2.01(d);
and decreased, but without duplication of any amount reimbursed pursuant to Section 3.03, by:
(3)    any Covered Tax Detriment for a previous Covered Taxable Year; and
(4)    any decrease in the Covered Tax Benefit or increase in the Covered Tax Detriment that has become final under Section 2.01(d);
provided, however, that (i) the amounts described in Section 3.01(b)(2), (3) and (4) above shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent of such amounts that were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year, (ii) the amounts described in Section 3.01(b)(3) and (4) above shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent such amounts actually reduced (but not below zero) the Tax Benefit Payment actually made by NPC for a previously Covered Taxable Year and (iii) for the avoidance of doubt, the TRA Parties shall not be obligated to return any portion of any previously made Tax Benefit Payment; and provided further that in calculating the Tax Benefit Payment if, for any Covered Taxable Year in which NPC and a Consolidated Parent file a single consolidated tax return for U.S. federal income tax purposes, NPC (or such Consolidated Parent) is a party to any other agreement pursuant to which NPC (or such Consolidated Parent) is obligated to make payments to another party to such agreement the amount of which is determined based on certain Tax benefits available to NPC (or such Consolidated Parent) (an “Additional TRA”), the amount of the Realized Tax Benefit under this Agreement shall equal the Pro-Rata Realized Tax Benefit. For purposes of this paragraph:
“Hypothetical Additional TRA Tax Benefits” shall mean the aggregate amount of relevant Tax benefits calculated under each Additional TRA for purposes of determining amounts owed under such agreements and calculated, in each case, without regard to the existence of this Agreement or any other Additional TRA;
“Hypothetical Realized Tax Benefits” shall mean the Realized Tax Benefits under this Agreement calculated without regard to the existence of tax benefits covered under any Additional TRA;
“Pro-Rata Realized Tax Benefit” shall mean the product of (i) the aggregate amount of relevant Tax benefits calculated under this Agreement and all other Additional TRAs for purposes of determining amounts owed under such agreements but not in excess of the amount of such benefit actually realized by NPC (or a Consolidated Parent) multiplied by (ii) the TRA Ratio; and
“TRA Ratio” shall mean a fraction, the numerator of which is the Hypothetical Realized Tax Benefits and the denominator of which is the sum of the Hypothetical Realized Tax Benefits and the Hypothetical Additional TRA Tax Benefits.
SECTION 3.02.    Change of Control. Notwithstanding Section 3.01, in the event of a Change of Control following the Effective Time, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by using Valuation Assumptions (1), (3), (4) and (5), substituting in each case the terms “the date on which a Change of Control becomes effective” for “Early Termination Date”. In the event NPC sells, transfers or otherwise disposes of assets in a transaction outside the ordinary course of business (other than (A) asset transfers described in Section 8.10(c), (B) asset transfers constituting a Change of Control of NPC or (C) any such sale, transfer or other disposition occurring in any taxable period in which NPC and Vantiv file a single consolidated tax return for U.S. federal income tax purposes), for each Taxable Year ending on or after the date of such sale, transfer or disposition, all Tax Benefit Payments shall be calculated assuming that NPC’s taxable income for such Taxable Year is increased by the amount of net taxable income generated by such assets in the Taxable Year immediately prior to the Taxable Year in which the assets are sold, transferred or disposed .
SECTION 3.03.    Increase or Decrease in Future Payments.
(a)    In the event that a Tax Schedule is revised pursuant to Section 2.01(e) (a “Revised Tax Schedule”) for any Covered Taxable Year reflecting a decrease in the Realized Tax Benefit for such year (including, without limitation, by reason of net operating loss carryovers or carrybacks) and payments have previously been made based on the higher Realized Tax Benefit (either such excess, an “Excess Payment”), future payments, if any, to be made under Section 3.01 shall be reduced by the amount of the Excess Payment until such Excess Payment has effectively been repaid. For the avoidance of doubt, if future payments are insufficient to repay any Excess Payment (a “Short-fall”), the TRA Parties shall have no obligation to repay to NPC any such Short-fall.
(b)    Within 3 Business Days of the delivery of a Revised Tax Schedule to a TRA Party for any Covered Taxable Year, NPC shall pay to such TRA Party an amount equal to the excess, if any, of (x) the amount such person is entitled to receive under this Agreement in respect of the relevant Covered Taxable Year (based on such Revised Tax Schedule) over (y) the cumulative amount the person actually received in respect of such Covered Taxable Year pursuant to this Agreement.
SECTION 3.04.    No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.
ARTICLE IV
SECTION 4.01.    Change Notices. If, following the Effective Time, NPC (or a Consolidated Parent), the Company, or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of the Merger (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments NPC will be required to pay to the TRA Parties with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received, prompt written notice shall be given to the TRA Parties.
ARTICLE V
TERMINATION
SECTION 5.01.     Early Termination and Breach of Agreement.
(c)    Following the Effective Time, NPC may terminate this Agreement by paying to each TRA Party its Percentage Interest of an agreed value of payments remaining to be made under this Agreement (the “Early Termination Payment”) as of the date of the Early Termination Notice (as defined below). The Early Termination Payment as of the date of an Early Termination Notice (as defined below) shall equal the present value, discounted at the Early Termination Rate, of all Tax Benefit Payments that would be required to be paid by NPC to the TRA Parties during the period from the date of the Early Termination Notice through the Scheduled Termination Date (taking into account the impact of the Early Termination Payment) assuming the Valuation Assumptions are applied. Upon payment of the Early Termination Payment by NPC to all TRA Parties, NPC shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by NPC and any TRA Party as due and payable but unpaid as of the Early Termination Notice and (b) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment).

(d)    In the event that NPC materially breaches any of its material obligations under this Agreement following the Effective Time, whether as a result of failure to make any material payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by NPC and the Majority TRA Parties as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that NPC breaches this Agreement, the Majority TRA Parties shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. In the case of a breach of a material obligation other than an obligation to make a payment, NPC will not be considered to have breached such obligation for purposes of this Section 5.01(b) until NPC shall have been provided a reasonable opportunity to cure such breach (if capable of cure) and shall have failed to cure such breach.
SECTION 5.02.    Early Termination Notice. If NPC chooses to request early termination under Section 5.01 above, NPC shall deliver to each TRA Party a notice (the “Early Termination Notice”) specifying NPC’s intention to request early termination and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time NPC delivers the Early Termination Notice to the TRA Parties, NPC shall (a) deliver to each TRA Party schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment if requested by such TRA Party and a letter from a nationally recognized accounting firm supporting such calculation and (b) allow any Requisite TRA Party reasonable access during normal business hours at no cost to the appropriate representatives at NPC and its Subsidiaries and such accounting firm (and the Accounting Firm) in connection with its review of such calculation. Within 30 calendar days after receiving such calculation, the Majority TRA Parties shall notify NPC whether it or they agree to or object to the Proposed Early Termination Payment. The Proposed Early Termination Payment shall become final and binding on the TRA Parties if the Majority TRA Parties agree in writing to (or fail to object to) the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the parties). If the Majority TRA Parties object, and the Majority TRA Parties and NPC, for any reason, cannot agree upon the value of the Early Termination Payment within 30 calendar days following NPC’s receipt of the Majority TRA Parties’ objection, NPC and the Majority TRA Parties shall employ the Reconciliation Procedures as described in Section 8.09 of this Agreement. For the avoidance of doubt, NPC shall have no obligation to request early termination under Section 5.01.
SECTION 5.03.    Payment upon Early Termination. Within 10 calendar days of an agreement between the Majority TRA Parties and NPC as to the value of the Early Termination Payment, NPC shall pay to each TRA Party an amount equal to its Percentage Interest of the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by each such TRA Party.

SECTION 5.04.    Additional Termination Events. In the event of a Divestiture, then all obligations hereunder shall be accelerated and NPC shall pay to the TRA Parties (1) the Early Termination Payment, calculated as if an Early Termination Notice had been delivered on the date of the Divestiture, as applicable, (2) any Tax Benefit Payment agreed to by NPC and the Majority TRA Parties as due and payable but unpaid as of the date of the Divestiture, as applicable and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of the Divestiture, as applicable. In the event of a Divestiture, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions.
SECTION 5.05.    No Other Right of Early Termination. For the avoidance of doubt, the TRA Parties shall not be entitled to cause an early termination of this Agreement; provided that nothing in this Section 5.05 shall limit any TRA Party from enforcing its rights under this Agreement, including enforcing and collecting amounts due under Section 5.01(b) as a result of a breach by NPC of its obligations under this Agreement.
SECTION 5.06.    Termination of the Transaction Agreement. Notwithstanding anything herein to the contrary, this Agreement will immediately terminate and have no further force or effect (and the parties hereto shall be treated as not having entered into this Agreement) upon the termination of the Transaction Agreement.
ARTICLE VI
SUBORDINATION, LATE PAYMENTS AND LACK OF PAYMENT RESTRICTIONS
SECTION 6.01.    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by NPC to the TRA Parties under this Agreement (a “NPC Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt for borrowed money of NPC (excluding any debt instruments between NPC and any of its Affiliates) (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of NPC that are not Senior Obligations.
SECTION 6.02.    Late Payments by NPC. The amount of all or any portion of a NPC Payment not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such NPC Payment was due and payable.
SECTION 6.03.    Lack of Payment Restrictions. Each of NPC and Buyer Opco jointly and severally represent and warrant to the TRA Parties that neither it nor any of its Affiliates is a party to any contract or other agreement that by its terms would restrict their ability to make any payments under this Agreement. Neither NPC nor Buyer Opco will, and each will cause its respective Subsidiaries not to, enter into any contract or other agreement that by its terms would restrict their ability to make any payments under this Agreement.
ARTICLE VII
NO DISPUTES; CONSISTENCY; COOPERATION
SECTION 7.01.    TRA Party Participation in NPC Tax Matters. Except as otherwise provided herein, NPC shall have full responsibility for, and sole discretion over, all Tax matters concerning NPC, the Company (except to the extent set forth in the Transaction Agreement) and their respective Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, NPC shall notify each Requisite TRA Party of, and keep such Requisite TRA Party reasonably informed with respect to, and such Requisite TRA Party shall have the right to participate in (at its own expense) and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of NPC (or a Consolidated Parent), the Company and their respective Subsidiaries, as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect the TRA Parties’ rights under this Agreement. NPC shall provide to each Requisite TRA Party reasonable opportunity to provide information and other input to NPC (or a Consolidated Parent) and its advisors concerning the conduct of any such portion of such audits.
SECTION 7.02.    Consistency. Except upon the advice of a nationally recognized accounting firm, and except for items that are explicitly described as “deemed” or in similar manner by the terms of this Agreement, the TRA Parties and NPC, on their own behalf and on behalf of each of their respective Affiliates, agree to report and cause to be reported for all purposes, including federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by NPC in any Schedule required to be provided by or on behalf of NPC under this Agreement. Any dispute concerning the Accounting Firm’s advice shall be subject to the terms of Section 8.09.
SECTION 7.03.    Cooperation. Each TRA Party shall (and shall cause its Affiliates to) (a) furnish to NPC in a timely manner such information, documents and other materials as NPC may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees available to NPC and its representatives to provide explanations of documents and materials and such other information as NPC or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.
ARTICLE VIII
GENERAL PROVISIONS
SECTION 8.01.    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.
SECTION 8.02.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by the relevant signatories, it being understood that all signatories need not sign the same counterpart.

SECTION 8.03.    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 8.04.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.
SECTION 8.05.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 8.06.    Successors; Assignment; Amendments. No TRA Party may assign this Agreement to any person without the prior written consent of NPC or Buyer Opco; provided that (i)(A) any SLP Party may assign this Agreement to any Affiliate of such SLP Party that remains an Affiliate of such SLP Party for the term of the Agreement, and (B) any S Corp Party may assign this Agreement to any Affiliate of such S Corp Party that remains an Affiliate of such S Corp Party for the term of this Agreement and (ii) any SLP Party or S Corp Party may assign this Agreement following the Effective Time to a third party following compliance with the right of first offer provisions set forth in Section 8.15, and provided, further, that for the avoidance of doubt, the conversion of an S Corp Party to a limited liability company shall not be treated as an assignment subject to this Section 8.06. Neither NPC nor Buyer Opco may assign any of its rights, interests or entitlements under this Agreement. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of NPC and/or Buyer Opco. This Agreement may only be amended, supplemented or changed with respect to a TRA Party by a written instrument signed by such TRA Party, on the one hand, and NPC and Buyer Opco, on the other hand. After an assignment, NPC and its Affiliates will treat payments to any assignee of a TRA Party (other than payments to the extent treated as Imputed Interest) as resulting in additional Basis Adjustments provided that the relevant TRA Party has delivered NPC prior to the date of such assignment a written tax opinion from a nationally recognized tax advisor, which opinion and which advisor are reasonably acceptable to NPC, that such position is “more likely than not” to be correct.
SECTION 8.07.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
SECTION 8.08.    Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and any court of the U.S. located in the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Section 8.01 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.
SECTION 8.09.    Reconciliation. In the event that NPC and a TRA Party are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to all parties and the Audit Committee (the “National Expert”). Any costs of the National Expert shall be borne equally by NPC, on the one hand, and the relevant TRA Party or TRA Parties, on the other hand. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by NPC and such Tax Return shall be filed as prepared by NPC, subject to adjustment or amendment upon resolution. The determinations of the National Expert pursuant to this Section 8.09 shall be binding on NPC, on the one hand, and the relevant TRA Party or TRA Parties (and their respective Affiliates), on the other hand, absent manifest error.
SECTION 8.10.    Admission of NPC into a Consolidated Group; Transfers of Corporate Assets.
(a)    If NPC becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law (other than the consolidated group of which it is currently the parent), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole and (iii) Covered Taxable Year, Hypothetical Tax Liability, Realized Tax Benefit, Realized Tax Detriment, Tax Benefit Payment and Valuation Assumptions shall be determined by replacing references to “NPC” with the “Consolidated Parent”, (iv) the calculation of Realized Tax Benefit and Realized Tax Detriment shall not exclude any Excluded Items and clauses (ii)(A) and (ii)(B) of the definition of Realized Tax Benefit shall not apply and (v) NPC and Buyer Opco shall cause the resulting Consolidated Parent of such affiliated or consolidated group to become a party hereto and to assume, jointly and severally with NPC and Buyer Opco, all of their obligations hereunder.
(b)    If NPC (or as applicable a Consolidated Parent or any of such Consolidated Parent’s Subsidiaries) transfers (including deemed transfers under applicable Tax laws) one or more assets to any Person, other than a corporation that is an affiliate of the transferor, with which such transferor does not file a consolidated tax return pursuant to Section 1501 of the Code, such transferor, for purposes of calculating the amount of any NPC Payment (e.g., calculating the gross income of the transferor and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such transferor shall be equal to the fair market value of the money or other property received for the transferred asset, plus without duplication (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
(c)    If NPC (or as applicable a Consolidated Parent or any of such Consolidated Parent’s Subsidiaries) transfers one or more assets to a Person that is an Affiliate of the transferor with which such transferor does not file a consolidated tax return pursuant to Section 1501 of the Code, such transferor, for purposes of calculating the amount of any NPC Payment (e.g., calculating the gross income of the transferor and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having retained and not transferred such asset.
SECTION 8.11.    NPC Representations. Buyer Opco and NPC hereby jointly and severally represent and warrant to the TRA Parties that:
(a)    Authorization of Agreement. Each has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate actions on behalf of each of Buyer Opco and NPC. This Agreement has been duly and validly executed and delivered by each of Buyer Opco and NPC and this Agreement constitutes the legal, valid and binding obligations of each, enforceable against it in accordance with its respective terms, in each case, subject to the Bankruptcy Exceptions.
(b)    Conflicts; Consents of Third Parties.
(i) None of the execution and delivery by each of Buyer Opco and NPC of this Agreement, the consummation of the transactions contemplated hereby, or compliance by it with any of the provisions hereof will conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, require a consent, notice or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any Lien (other than permitted liens) under, any provision of (i) the Organizational Documents of either of them; (ii) any Contract or Permit to which either of them is a party or by which any of their properties or assets are bound; (iii) any Order applicable to either of them or by which any of their properties or assets are bound; or (iv) any applicable Law, except in the case of clauses (ii) through (iv) that would not reasonably be expected to (x) be material to NPC and its Subsidiaries, taken as a whole or (y) materially affect the ability of NPC to make in full any payments pursuant to this Agreement.
(ii) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Vantiv, Buyer Opco or NPC in connection with their execution and delivery of this Agreement or the compliance by any of them with any of the provisions hereof, or the consummation of the Transactions contemplated hereby except as contemplated by the Transaction Agreement.
(c)    Tax Receivable Agreements. Other than as set forth on Schedule C , as of the date hereof, neither Buyer Opco, NPC nor any of their respective Subsidiaries or Affiliates is a party to any agreement pursuant to which any such entities is obligated to make payments to another party to such agreement, the amount of which is determined based on certain Tax benefits available to such entities.
(d)    Arms-length Transactions. Each of Buyer Opco and NPC shall not, and each shall cause their respective Subsidiaries not to, (i) enter into transactions or agreements with Affiliates that are not on arms-length terms to the extent such transactions or agreements would reasonably be expected to adversely impact the amount or timing of any payments under this Agreement or (ii) engage in any transaction or enter into any agreement the principal purpose of which is to reduce the amount or timing of any payments under this Agreement.
SECTION 8.12.    No More Favorable Terms. No Additional TRA, or amendment to any Additional TRA, shall provide terms that are more favorable to the person or its affiliates that is a party to such Additional TRA than those provided to the TRA Parties under this Agreement. In the event that an Additional TRA contains, or is amended to contain, terms that are more favorable to such person than those available to the TRA Parties under this Agreement, NPC shall offer to amend this Agreement in order to make such more favorable terms available to the TRA Parties.
SECTION 8.13.    Withholding. NPC shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as NPC is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by NPC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the TRA Parties.
SECTION 8.14.    Guarantee. Buyer Opco (and any of its successors) hereby irrevocably and unconditionally guarantees, and agrees to cause NPC to satisfy, all obligations of NPC under this Agreement, on the terms and subject to the conditions set forth in this Agreement. This guarantee (i) is a present and continuing guarantee of payment and not of collectability, and (ii) is in no way conditioned or contingent upon any attempts to collect or upon any other condition or contingency.
SECTION 8.15.    Right of First Offer.
(a)    In the event that any SLP Party or S Corp Party proposes to assign this Agreement to any Person other than an Affiliate of such party at any time following the Effective Time, then, prior to agreeing to or consummating any such assignment, the applicable SLP Party or S Corp Party shall give NPC the opportunity to acquire the applicable SLP Party’s or S Corp Party’s interest in this Agreement by giving written notice to NPC of such intention (the “ROFO Transfer Notice”). NPC shall have a period of thirty (30) days to deliver an offer for cash due at closing with respect to acquiring the applicable SLP Party’s or S Corp Party’s interest in this Agreement following receipt of a ROFO Transfer Notice and shall indicate the price for the acquisition (the “NPC ROFO Offer”).
(b)    Following receipt of the NPC ROFO Offer, the applicable SLP Party or S Corp Party may either accept the NPC ROFO Offer or shall have a period of five (5) days to negotiate with NPC (the “Negotiation Period”). In the event that the NPC ROFLO Offer is accepted or the parties agree on the price prior to the last day of the Negotiation Period, then the acquisition by NPC of the applicable SLP Party’s or S Corp Party’s interest in this Agreement must be consummated on a mutually satisfactory date that is not more than thirty (30) days after such acceptance or the expiration of the Negotiation Period, as applicable, or at such other time as the parties agree; provided that, in connection with any NPC

ROFO Offer, NPC must (i) if the assignor is an SLP Party, either (x) also offer to acquire the S Corp Parties’ interest in this Agreement on the same terms as those applicable to such SLP Party or (y) permit the SLP Party to assign a proportionate share of such NPC ROFO Offer to the S Corp Party, or (ii) if the assignor is an S Corp Party, either (x) also offer to acquire the SLP Party’s interest in this Agreement on the same terms as those applicable to such SLP Party or (ii) permit the S Corp Party to assign a proportionate share of such NPC ROFO Offer to the SLP Party.
(c)    If NPC fails to deliver an NPC ROFO Offer during the period set forth in Section 8.15(a) then, the applicable SLP Party or S Corp Party may, if it has complied with Section 8.15 through such date, within 180 days consummate an assignment to a third party purchaser(s) on such terms and conditions (including price) as the applicable assignor party and such third party purchaser(s) may agree. If NPC delivers an NPC ROFO Offer during the period set forth in Section 8.15(a) but the parties fail to agree upon the price for the acquisition of the applicable SLP Party’s or S Corp Party’s interest in this Agreement by the expiration of the Negotiation Period, or such acquisition is not consummated within the period contemplated by Section 8.15(b), then, the applicable SLP Party or S Corp Party may, if it has complied with Section 8.15 through such date, consummate within 180 days following the end of the Negotiation Period an assignment to a third party purchaser(s) at any price on which the assignor party and such third party purchaser(s) may agree; provided that the applicable SLP Party or S Corp Party shall not consummate an assignment with a third party purchaser(s) at a price less than the price stated in the NPC ROFO Offer.

IN WITNESS WHEREOF, NPC and the TRA Parties have duly executed this Agreement as of the date first written above.
NPC Group, Inc.

By:    /s/ Nelson F. Greene
Name:    Nelson Greene
Title:     Secretary

Vantiv, LLC

By:    /s/ Nelson F. Greene
Name:    Nelson Greene
Title:     Secretary

MPS 1, Inc.

By:    /s/ Roger Fox
Name:    Roger Fox
Title:     CFO

MERCURY PAYMENT SYSTEMS II, LLC

By:    /s/ Roger Fox
Name:    Roger Fox
Title:     CFO

SILVER LAKE TECHNOLOGY INVESTORS III, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner
By: SLTA III (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C. its sole member

By:    /s/ Michael Bingle
Name:    Michael Bingle
Title:     Managing Director

SLP III QUICKSILVER FEEDER I, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner
By: SLTA III (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its sole member

By:    /s/ Michael Bingle
Name:    Michael Bingle
Title:     Managing Director

SILVER LAKE PARTNERS III DE, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner
By: SLTA III (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its sole member

By:    /s/ Michael Bingle
Name:    Michael Bingle
Title:     Managing Director

SCHEDULE A
Notices
If to NPC or to Buyer Opco:
c/o Vantiv, LLC
8500 Governor’s Hill Drive
Maildrop 1GH1Y1
Cincinnati, OH 45249-1384
Facsimile: (513) 900-5200
Attention: Ned Greene
Jared Warner

With a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile: (212) 403-2000
Attention: Steven A. Rosenblum
Matthew M. Guest

If to any SLP Party:
c/o Silver Lake Partners
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Facsimile: (650) 233-8125
Attention: Karen King

and

c/o Silver Lake Partners
9 West 57th Street
32nd Floor
New York, NY 10019
Facsimile: (212) 981-3535
Attention: Andrew J. Schader

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile: (212) 455-2502
Attention: William R. Dougherty

If to any S Corp Party:

MPS 1, Inc. or MPS II, LLC
C/O EKS&H Attn: Jen Reavis
7979 E. Tufts Ave, Suite 400
Denver, Colorado 80237
Facsimile: (303) 740-9009

With a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn:  David W. Pollak
Facsimile:  (212) 309-6001

SCHEDULE B
Mercury Ownership Schedule

Entities	Units	% Ownership
[Name of equityholder]	[Number of units held]	[Percentage of equity]

Individuals
[Name of equityholder]	[Number of units held]	[Percentage of equity]

Total	108,963,773	100.00%

SCHEDULE C
Existing Tax Receivables Agreements

1.	Tax Receivable Agreement by and among Vantiv, Inc., Fifth Third Bank and FTPS Partners, LLC, dated as of March 21, 2012.

2.
Tax Receivable Agreement by and among Vantiv, Inc., Fifth Third Bank, FTPS Partners, LLC, the Advent Stockholders (as defined therein), Advent International Corporation and JPDN Enterprises, LLC, dated as of March 21, 2012.